FOR IMMEDIATE RELEASE	Contact: Scott E. Lied
Phone: 717-733-4181

ENB Financial Corp Reports First Quarter 2014 Results

(April 11, 2014) -- Ephrata, PA – ENB Financial Corp (OTCBB: ENBP), the bank holding company for Ephrata National Bank, reported net income for the first quarter of 2014 of $1,838,000, a $170,000, or 8.5% decrease, from the $2,008,000 earned for the first quarter of 2013. Basic and diluted earnings per share for the first quarter of 2014 were $0.64 compared to $0.70 for the same period in 2013.

The Corporation’s core earnings or net interest income (NII) of $5,655,000 for the quarter ended March 31, 2014, represents an increase of $432,000, or 8.3%, from the first quarter of 2013. The increase in NII was caused by an increase of $219,000, or 3.3%, in total interest income, as well as savings on deposit costs of $118,000, a 13.0% reduction, and $95,000 of savings on borrowing costs, an 18.2% reduction. The increase in total interest income was primarily due to an increase of $23,000, or 0.5%, on the Corporation’s loans, and $180,000, or 9.7%, on the Corporation’s securities. In the first quarter of 2013, the majority of security reinvestment had been occurring at lower rates and customer refinancing of fixed rate loans was significant. Due to an increase in longer-term Treasury rates since that time, there were opportunities to invest in securities with higher yields, resulting in better interest income amounts for the first quarter of 2014 compared to the first quarter of 2013. The Corporation’s opportunities to decrease funding costs are limited to longer term deposits and borrowings as most core deposit costs have already been reduced to minimal levels.

The Corporation’s credit provision for loan losses was $200,000 for the first quarter of 2014, compared to $50,000 for the first quarter of 2013, representing more income. Low levels of delinquent, non-performing, and classified loans, as well as minimal charge-offs over the past year resulted in the need to reduce the allowance for loan losses by recording a credit provision in both years. As a result of the credit provisions taken in 2013 and in the first quarter of 2014, the allowance as a percentage of total loans declined from 1.78% as of March 31, 2013, to 1.58% as of March 31, 2014.

Non-interest income, excluding the gain or loss on the sale of securities and mortgages, decreased by $8,000, or 0.5%, for the three months ended March 31, 2014, compared to the same period in 2013.

The gain on the sale of securities decreased by $255,000, or 27.8%, for the three months ended March 31, 2014, compared to the same period in 2013. The Corporation generated $663,000 net gains on the sale of securities for the three months ended March 31, 2014, compared to $918,000 for the same period in 2013. Mid and long-term Treasury rates were significantly lower in the first quarter of 2013 which provided more opportunities to sell securities at gains. During the first quarter of 2014, although Treasury rates had increased, there were still opportunities to sell certain securities at gains; however the volume was less than what was sold in the first quarter of the previous year.

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ENB FINANCIAL CORP

The gain on the sale of mortgages decreased by $60,000, or 61.2%, for the three months ended March 31, 2014, compared to the same period in 2013. The mortgage refinance market has been very slow as a result of multiple years of historically low rates. New construction mortgage volume was light during the first quarter due to the impact of a more severe winter. New construction activity is projected to increase in the second quarter.

Total operating expenses increased by $422,000, or 7.8%, for the three months ended March 31, 2014, compared to the same period in 2013. Salary and benefit expenses, which make up the largest portion of operating expenses, increased $262,000, or 8.3%, for the three months ended March 31, 2014, compared to the same period in 2013. The salary and benefit costs were elevated in the first quarter of 2014 primarily due to the two new branch office locations that were opened in 2013 as well as staff added to expand the Corporation’s mortgage division in the first quarter of 2014.

The Corporation’s annualized return on average assets (ROA) and return on average stockholders’ equity (ROE) for the first quarter of 2014 were 0.92% and 8.74% respectively, compared to 1.03% and 9.11% for the first quarter of 2013.

As of March 31, 2014, the Corporation had total assets of $825.1 million, up 3.3%; total stockholders’ equity of $87.0 million, down 2.8%; total deposits of $667.6 million, up 4.5%; and total loans of $446.2 million, up 7.7%, from the balances as of March 31, 2013.

ENB Financial Corp, headquartered in Ephrata, PA, is the bank holding company for its wholly-owned subsidiary Ephrata National Bank. Ephrata National Bank operates from ten locations in northern Lancaster County and southeastern Lebanon County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA. Ephrata National Bank has been serving the community since 1881. For more information about ENB Financial Corp, visit the Corporation’s web site at www.enbfc.com.

This news release may contain forward-looking statements concerning the future operations of ENB Financial Corp. Forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the Corporation, the financial services industry, and the economy. The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met. There are a number of future factors such as changes in fiscal or monetary policy, or changes in the economic climate that will influence the Corporation’s future operations. These factors are difficult to predict with regard to how likely and to what degree or significance that they would occur. Actual results may differ materially from what may have been forecasted in the forward-looking statements. We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

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